Exhibit 23.2

CONSENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Vivus, Inc.:

We consent to the incorporation by reference in the (i) Registration Statements on Forms S-8 (Files Nos. 033-75698, 333-06486, 333-29939, 333-57374, 333-73394, 333-104287 and 333-107006) and (ii) the Registration Statement on Form S-3 (File Nos. 333-105985, 333-121519 and 333-135793) of VIVUS, Inc. of our report dated March 15, 2005, with respect to the consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2006 annual report on Form 10-K of VIVUS, Inc.

/s/ KPMG LLP
San Francisco, California
March 12, 2007